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                                 EXHIBIT 10.14
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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 4th day of September, 1992, between Arkla, Inc., a Delaware corporation (the "Company"), and William A. Kellstrom, an individual currently residing at 3316 South 101 Street, Omaha, Nebraska 68124 ("Employee").

         WHEREAS, the Company wishes to employ Employee, and Employee wishes to accept employment by the Company, under the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         1. Employment. (a) The Company employs Employee and Employee accepts employment as President of Arkla Energy Marketing Company, a Delaware corporation, which is wholly owned by the Company. Employee will report to the President and Chief Operating Officer of the Company and will perform the duties that are customarily incident to his position and such other executive duties as may from time to time be assigned to him by the President and Chief Operating Officer of the Company. Employee's principal office will be in Houston, Texas (or such other location as Employee and the President and Chief Operating Officer of the Company agree), and Employee will from time to time travel on a temporary basis to other offices of the Company and its subsidiaries to the extent necessary to perform his duties under this Agreement.

                 (b) If Employee is elected or appointed an officer or director of any subsidiary of the Company, employee will be entitled to fees customarily paid to employee directors of such corporations but otherwise will serve in such capacities without further compensation; provided, however, in no event shall any such capacities include the performance of duties which are other than those customarily performed by executive officers or directors of large publicly traded companies; and further provided, in no event shall any such capacities or duties involve any subsidiaries whose entire financial structure and profit or loss is not substantially and materially, and at all times, a part of the Company's for the purpose of determining the Company's earnings.

                 (c) During the term of his employment, Employee will devote his full time, attention and energies to the business of the Company and will not, without the prior written consent of the President and Chief Operating Officer of the Company or his designee, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Employee will not be prevented from
(i) engaging in any civic or charitable activity for which Employee receives no compensation or other pecuniary
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advantage; (ii) investing his personal assets in businesses which do not compete with the Company or any Affiliate (as defined in paragraph 8) provided that such investment will not require any services (other than services as a director) on the part of Employee in the operation of the affairs of the businesses in which investments are made and provided further that Employee's participation in such businesses is solely that of an investor or director;
(iii) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Employee owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive with that of the Company or any Affiliate; or (iv) participating in any other activity approved in advance by the President and Chief Operating Officer of the Company or his designee.

         2. Term of Employment. Employee's employment pursuant to this Agreement will be effective as of September 14, 1992, and will continue through September 30, 1995, subject to earlier termination as provided in paragraph 5 or paragraph 6.

         3. Salary and Compensation. (a) The Company shall pay to Employee during the term of his employment an annual base salary of not less than $275,000. The Company shall pay such salary to Employee in accordance with its customary payroll practices applicable to other executive officers.

                 (b) Within 10 days after the execution of this Agreement, the Company shall also pay to Employee a bonus of $50,000 in a single lump sum payment.

                 (c) Within 30 days of the date of this Agreement, the Company shall grant to Employee 75,000 stock appreciation rights (SARs") pursuant to the Arkla, Inc. Long Term Incentive Compensation Plan ("LTIP"), all of which shall be fully vested on the date of the grant. In the event that the grant of the SARs causes Employee to incur any income tax liability, the Company will pay to Employee an amount in cash, on or before April 15, 1993, calculated to permit employee to retain the gross value (determined as of the date of grant) of the grant of the SARs after payment of all income taxes incurred by Employee by reason of such grant and the payment of such cash amount. Subject to the restrictions of the LTIP, and except as provided in paragraph 5 or paragraph 6, the SARs shall be exercisable by Employee, in whole or in part, by written notice to the Secretary of the Company at any time during the period beginning on the third day and ending on the twelfth day following the release to the public of the Company's quarterly or annual earnings (the "Exercise Period"). In no event will the SAR's be exercisable after the expiration of the Exercise Period with respect to the release of the Company's earnings for the period ending September 30, 1997. Upon exercise of the SARs, the Company shall pay to Employee an amount, not to exceed $500,000 in





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the aggregate, equal to the difference between the Average Stock Price (as hereinafter defined) and the exercise price of the SARs and the Company will not make any additional payments to Employee with respect to the income tax liability he incurs as a result of the exercise of the SARs. The exercise price of the SARs will be $11.00 per SAR with respect to the first 35,000 SARs exercised and $13.00 per SAR with respect to the remaining 40,000 SARs exercised. For purposes of this subparagraph (c), the term "Average Stock Price" means the average of the closing prices of the Company's common stock as reported in the NYSE composite transactions for the 60 trading days immediately preceding the date on which the SARs are exercised, provided, however, that if the Company's common stock is not then listed on the NYSE, the closing prices of the Company's common stock on the principal exchange on which the common stock is listed, or in the over-the-counter market, if the common stock is not then listed on any exchange, will be used in determining the Average Stock Price. If the Company's common stock is not then readily tradeable in any market, the Average Stock Price will be determined in good faith by the Board of Director of the Company. Appropriate adjustments will be made by the Board of Directors of the Company in good faith to the price of the Company's common stock or to the exercise price of the SARs to reflect any stock splits, reclassification, stock dividends, recapitalizations, spinoffs, dispositions or other similar transactions that have a significant effect on the market value of the Company's common stock.

                 (d) Employee shall be entitled to all health, disability and life insurance benefits, pension and Section 401(k) plan benefits and other employee benefits and perquisites generally provided to executive officers of the Company on the same basis as such benefits and perquisites are provided to such executive officers. Employee shall be entitled to four weeks paid vacation during each 12-month period of his employment. Any unused vacation for any 12-month period will lapse and will not accumulate.

                 (e) The Company shall reimburse Employee for all reasonable expenses paid or incurred by Employee in performing his duties hereunder in accordance with the Company's standard expense reporting and reimbursement policies.

                 (f) Employee shall be eligible for participating in the Arkla, Inc. Long Term Incentive Plan (the LTIP), the Annual Incentive Award Plan and all other incentive compensation plans which the Company may adopt from time to time, on the same basis as other executive officers of the Company, but subject to the following.

                 Employee shall participate in the LTIP, Cycles IV and V, as follows: Cycle IV (91-93) - the Grant is 2350; and Cycle V (92-94) - the Grant is 2500. Employee shall participate in the LTIP Cycles VI and thereafter, at full participation.





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                 Employee shall participate in the Annual Incentive Award Plan so as to be eligible for an annual target bonus of 30% of annual base salary. For 1993, Employee shall receive a guaranteed bonus of 30% of his then annual base salary, which sum shall be due and payable on or before December 31, 1993. Notwithstanding the preceding sentence, Employee shall have the full right to participate in the Plan for a greater 1993 bonus, which additional bonus (in excess of the guaranteed amount) shall be due and payable according to the terms of the Plan.

                 (g) The Company will pay all expenses incurred by Employee and as provided in the ARKLA Procedures Manual, Human Resources, Relocation Policy Guide and the Expanded Relocation Allowance thereto, which were in effect as of April 1, 1989 and which have been provided to Employee.

                 The Company agrees to purchase Employee's then current residence in the vicinity of Houston, Texas, upon Employee's written request, furnished upon his termination of employment. The Company shall complete the purchase within 30 days after receipt of such written request, in accordance with the Third Party Home Purchase benefit described under the Optional Relocation Allowance in said ARKLA's Relocation Policy Guide, previously referenced, at a purchase price equal to the greater of (i) the appraised value of the residence using a qualified appraiser selected by the Company or (ii) Employee's purchase or construction costs, including the documented costs or real property improvements that are incurred by Employee and are reasonably expected to increase the resale value of the residence as determined in good faith by the President and Chief Operating Officer of the Company.

         4. Indemnification and Insurance. The Company shall indemnify Employee with respect to matters relating to his services as an officer and director of the Company and any of its subsidiaries to the extent set forth in the Company's By-Laws and in accordance with the terms of any other expansive indemnification which is generally applicable to executive officers of the Company or any Affiliate (as defined in paragraph 8) that may be provided by the Company from time to time. The foregoing indemnity is contractual and shall survive the termination of the Employee's employment and any adverse amendment to or repeal of the By-Laws. The Company shall also cover Employee under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other executive officer or director of the Company.

         5. Change in Control of the Company. (a) If a Change in Control of the Company (as hereinafter defined) occurs, Employee may, upon written notice to the Company, voluntarily terminate his employment. Within 30 days of receiving Employee's written notice of termination of employment, the Company shall pay to Employee, in a lump sum, his unpaid then annual base salary for the period





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through September 30, 1995.  In addition, Employee may exercise any remaining
SARs during the Exercise Period in which the date of his termination of employment occurs, or if his termination of employment does not fall within an Exercise Period, during the next following Exercise period, after which all unexercised SARs will terminate and cease to be exercisable. Provided, however, in the event such exercise of the SARs is restricted by the LTIP, then, in that event, Employee may exercise all remaining SARs during the next following Exercise Period, after which all unexercised SARs will terminate and cease to be exercisable.

                 (b) As used in this Agreement, the term "Change in Control of the Company" has the same meaning as the term "Change in Control" set forth in Section 1(g) of the Trust Agreements entered into as of August 8, 1989, between the Company and Boatman's Trust Company, a Missouri corporation, as trustee. This definition and meaning is contractual and will survive any amendment or restatement of the definition or meaning, as well as the termination of any of said Trust Agreements.

         6. Termination of Employment. If Employee's employment is voluntarily or involuntarily terminated for any reason before September 30, 1995, Employee will not be entitled to any further compensation or benefits under this Agreement except as set forth in paragraph 4 and in paragraph 5 or this paragraph 6, whichever applies.

                 (b) If the Company terminates Employees's employment for Cause (as hereinafter defined), the Company shall pay to Employee his then annual base salary through the date of termination. In addition, Employee may exercise the SARs granted to him under paragraph 3(c) during the Exercise Period in which the date of his termination of employment occurs, or if his termination of employment does not fall within an Exercise Period, during the next following Exercise Period, after which all unexercised SARs will terminate and cease to be exercisable. Provided, however, in the event such exercise of the SARs is restricted by the LTIP, then, in that event, Employee may exercise all remaining SARs during the next following Exercise Period, after which all unexercised SARs will terminate and cease to be exercisable. Notwithstanding the preceding provisions of this subparagraph (b), if Employee's employment is terminated for Cause, prior to September 14, 1993, and prior to a "change in control" of the Company within the meaning of Section 7.3 of the LTIP, the SARs granted to him under paragraph 3(c) shall remain outstanding for a period of one year beginning on the date of his termination of employment, after which all unexercised SARs will terminate and cease to be exercisable. For purpose of this paragraph 6, "Cause" means (A) any act of personal dishonesty on the part of Employee that is intended to result in his substantial personal enrichment at the expense, and to the detriment, of the Company, (B) Employee's wrongful disclosure of Confidential Information (as defined in paragraph 8)





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which is materially injurious to the business of the Company or any Affiliate,
(C) the conviction of the Employee of a felony, but only after all appeals have been exhausted, or (D) the willful refusal to discharge the duties of his position.

                 (c) If Employee voluntarily resigns his employment before a Change in Control of the Company occurs, the Company shall pay to Employee his then annual base salary through the date of termination. In addition, Employee may exercise the SARs granted to him under paragraph 3(c) during the Exercise Period in which the date of his termination of employment occurs, or if his termination of employment does not fall within an Exercise Period, during the next following Exercise Period, after which all unexercised SARs will terminate and cease to be exercisable. Provided, however, in the event such exercise of the SARs is restricted by the LTIP, then, in that event, Employee may exercise all remaining SARs during the next following Exercise Period, after which all unexercised SARs will terminate and cease to be exercisable. Notwithstanding the preceding provisions of this subparagraph
(c), if Employee voluntarily resigns his employment prior to September 14, 1993, and prior to a "change in control" of the Company within the meaning of
Section 7.3 of the LTIP, the SARs granted to him under paragraph 3(c) shall remain outstanding for a period of one year beginning on the date of his termination of employment, after which all unexercised SARs will terminate and cease to be exercisable.

                 (d) If the Company terminates the Employee's employment without Cause, or if Employee terminates employment because of the Company's breach of any provision of this Agreement, which breach is not cured within 30 days of receiving written notice thereof from Employee, the Company shall pay to Employee all of the salary, compensation and benefits provided in paragraph 3 of this Agreement, including his then annual base salary being paid at the time of his termination, commencing at the time of his termination and continuing thereafter as provided in paragraph 3 as if Employee's employment had not terminated.

                 For the purposes of this subparagraph (d), the Company, in one case, shall be deemed to have breached this Agreement by making a substantial and material reduction in the nature or scope of Employee's then duties and/or responsibilities which is inconsistent with Employee's status with the Company immediately prior to notification to Employee of such reduction.

                 In the event Employee may hereafter have an executive position with Arkla Energy Resources Company, a division of the Company ("AER"), and in the event AER then enters into a joint venture involving a sale of 50% or more of AER's assets with another or other whereby the venture parties provide for the management and operation of the venture, and in the event that AER will not have the overall management and control of the venture





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operations, then, in that event, the Company shall also be deemed to have so breached this Agreement, unless Employee accepts another position with either the Company of joint venture.

                 The foregoing example cases of the Company's breach of this Agreement shall not be deemed to be inclusive of all such possible breaches of this Agreement.

                 (e) In the event Employee's employment is terminated by reason of his death, the Company shall pay to Employee's estate his then annual base salary through the date of death plus an amount equal to the amount which would be payable if all unexercised SARs had been exercised on the date of Employee's death. For this purpose, the Average Stock Price under paragraph 3(c) will be determined with reference to the 60 trading days ending on the date of Employee's death. Thereafter, the SARs will terminate and cease to be exercisable.

         7. No Mitigation Obligation. The Company acknowledges that it will be difficult and may be impossible (i) for Employee to find reasonable comparable employment following termination of his employment and (ii) to measure the amount of damages which Employee may suffer as a result of termination of his employment. Accordingly, all amounts paid to Employee under this Agreement following his termination of employment are acknowledged by the Company to be reasonable and to be liquidated damages, and Employee will not be required to mitigate the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

         8. Non-Disclosure. (a) Employee recognizes and acknowledges that in the course of his employment and as a result of the position of trust he holds under this Agreement he has obtained private or confidential information and proprietary data relating to the Company and its Affiliates, including without limitation financial information, customer lists, patent information and other data which are valuable assets and property rights of the Company and its Affiliates. All of such private or confidential information and proprietary data is referred to herein as "Confidential Information"; provided, however, that Confidential Information will not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee) or obtained by Employee from sources outside the Company.

                 (b) Employee agrees that he will not, during the term of his employment pursuant to this Agreement or any time thereafter, either directly or indirectly, disclose or use Confidential Information acquired during his employment with the Company or any affiliate, except with the prior written consent of the President and Chief Operating Officer of the Company.





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                 (c)      As used in this Agreement, the term "Affiliate" means
any direct or indirect subsidiary of the Company; any other entity in which the Company or any of its direct or indirect subsidiaries owns more than 50% of the outstanding equity interests; any officer, director or employee of the Company or of any of the foregoing entities; and any former officer, director or employee of the Company or of any of the foregoing entities.

         9. Non-Competition. Employees agrees that he will not, for a period of one year after the termination of his employment, in Employee's individual capacity or on behalf of another (i) hire or offer to hire any of the officers, employees or agents of the Company or any Affiliate, (ii) persuade or attempt to persuade in any manner any officer, employee or agent of the Company or any Affiliate to discontinue any relationship with the Company or any Affiliate, or (iii) divert or attempt to divert any customer or supplier of the Company or any Affiliate.

         10. Assistance with Litigation. For a period of one year after the end of the last period for which Employee will have received any compensation under this Agreement, Employee will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company or any Affiliate is then or may become involved. The Company shall pay compensation to employee for all his time therein expended, prorated, based upon his then salary which had been paid to him at the time of his termination of his employment under paragraph 6 of this Agreement. Further, the Company shall reimburse Employee for all expenses incurred by Employee in furnishing such information and assistance, as provided under paragraph 3(e) of this Agreement when he was actively employed, provided such expenses are approved in advance by the President and Chief Operating Officer of the Company or his designee.

         11. No Set-Off Rights. There will be no right of set-off or counterclaim, in respect of any claim, debt or obligation against any payment to Employee provided for in this Agreement.

         12. Source of Payments. (a) All payments provided in this Agreement will be paid in cash from the general funds of the Company, unless payment of such is otherwise provided. Employee's status with respect to amounts owed under this Agreement will be that of a general creditor of the Company unless such provision is otherwise made, and Employee will have no right, title or interest whatsoever in or to any investment which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee or any other person, unless specifically provided.

                 (b)  Notwithstanding the provisions of paragraph 12(a),





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the Board of Directors of the Company may establish a trust or trusts out of which benefits provided under this Agreement may be paid.

         13. Employment Tax Withholding. The Company may withhold from the compensation or benefits payable under this Agreement all income or other employment taxes that will be required pursuant to any law or governmental regulation or ruling.

         14. Assignment. Neither Employee, his spouse, nor their estates will have any right to anticipate, encumber or dispose of any payment under this Agreement, which payments and the rights to such payments are expressly declared nonassignable and nontransferable, except as otherwise specifically provided in this Agreement.

         15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company or corporation
(i) which may acquire all or substantially all of the Company's assets or business or (ii) with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of and be binding upon Employee, his heirs, distributees, and personal representatives. If payments become payable to Employee's surviving spouse or other assigns and such person will thereafter die, such payment will revert to Employee's estate.

         16. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other provisions will remain in full force and effect.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

         18. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

         19. Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

         20. Notices. All notices required or permitted to be given under this Agreement will be given in writing and will be deemed





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sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to Employee's address set forth at the beginning of this Agreement and to the Company at 525 Milam Street, Shreveport, Louisiana 71101, to the attention of the President and Chief Operating Officer. Either party may, by giving notice to the other party in accordance with this paragraph, change the address at which it is to receive notices hereunder.

         21. Entire Agreement; Modification. This Agreement supersedes all previous agreements, negotiations, or communications between Employee and the Company and contains the complete and exclusive expression of the understanding between the parties. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

         22. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                 ARKLA, INC.



                                                 By /s/ DANIEL L. DIENSTBIER
                                                      Daniel L. Dienstbier
                                                      President and Chief
                                                        Operating Officer



                                                 EMPLOYEE



                                                    /s/ WILLIAM A. KELLSTROM
                                                      William A. Kellstrom





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